Exhibit 5.1

October 23, 2018

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as special counsel to Akoustis Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 8,337,500 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Underwriting Agreement dated October 19, 2018 (the “Underwriting Agreement”) by and among the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”), on October 1, 2018, a Registration Statement on Form S-3 (Registration No. 333-227637) (the “Registration Statement”), including a preliminary prospectus supplement dated October 18, 2018 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated October 19, 2018 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the prospectus dated October 5, 2018, insofar as it pertains to the offering of the Shares, as supplemented by the Final Prospectus Supplement, (iii) the Underwriting Agreement, (iv) the Company’s Certificate of Incorporation, (v) its Bylaws, (vi) the stock ledger and (vii) the corporate action of the Company’s Board of Directors which provides for the issuance of the Shares, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

K&L Gates LLP

Hearst Tower 47th Floor 214 North Tryon Street Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Akoustis Technologies, Inc.

October 23, 2018

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus Supplement and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K dated October 23, 2018 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, Preliminary Prospectus Supplement or Final Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP